Exhibit 99.6

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

We present below our historical and pro forma combined financial information as of and for the year ended March 31, 2005. The unaudited pro forma combined financial information gives effect to:

•                  the borrowing of $312 million in term loans under our amended and restated credit agreement dated May 16, 2005; and

•                  our acquisition of The Falk Corporation (“Falk”) from Hamilton Sundstrand, a division of United Technologies Corporation, for $295 million plus transaction expenses of approximately $6.4 million.

The unaudited pro forma combined financial information is based on the estimates and assumptions included in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial information has been prepared using the purchase method of accounting in which the total cost of the Falk acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the effective date of the acquisition. The adjustments included in the unaudited pro forma combined financial information represent the preliminary determination of such adjustments based upon currently available information. We are in the process of obtaining third-party appraisals of the acquired property, plant and equipment and certain identifiable intangible assets. In addition, we are in the process of strategically assessing our combined business which may give rise to additional purchase liabilities. Accordingly, the actual adjustments to be recorded in connection with the final purchase price allocation may differ from the pro forma adjustments reflected within the unaudited pro forma combined information. Such revisions to the preliminary purchase price allocation could have a significant impact on the pro forma amounts. We expect to finalize the purchase price allocation within one year from the date of the Falk acquisition.

We combined our consolidated statement of income for our fiscal year ended March 31, 2005 with Falk’s combined statement of income for their fiscal year ended December 31, 2004. No adjustments were made to conform Falk’s combined statement of income to our fiscal year-end. We combined our March 31, 2005 audited consolidated balance sheet with Falk’s unaudited combined balance sheet as of March 31, 2005.

The unaudited pro forma combined statement of income assumes that our acquisition of Falk and the borrowing of $312 million in term loans occurred on April 1, 2004, the beginning of our 2005 fiscal year. The unaudited pro forma combined balance sheet assumes that the acquisition and borrowing occurred on March 31, 2005. No pro forma effect has been given to any operational or other synergies that may be realized from the Falk acquisition.

The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that might have been achieved had the transactions occurred as of an earlier date, and they are not necessarily indicative of future operating results or financial position. These pro forma amounts do not, therefore, project our financial position or results of operations for any future date or period. You should read the unaudited pro forma combined financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes included in our annual report on Form 10-K for the fiscal year ended March 31, 2005.

Rexnord Corporation

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended March 31, 2005

(dollars in millions)

	Historical Rexnord Corporation	Adjustments for Debt Issuance		Pro Forma After Debt Issuance	Historical The Falk Corporation (C)	Adjustments for Acquisition		Pro Forma Combined After Debt Issuance and Acquisition

Net sales	$811.0	$—		$811.0	$203.1	$—		$1,014.1
Cost of sales	555.8	—		555.8	157.8	(4.2	)(D)	712.9
						3.5	(H)

Gross profit	255.2	—		255.2	45.3	0.7		301.2

Selling, general and administrative expenses	153.6	—		153.6	33.6	(1.4	)(D)	187.0
						1.0	(E)
						0.2	(H)

Restructuring and other similar costs	7.3	—		7.3	8.2	(0.7	)(D)	14.8
Amortization of intangible assets	13.8	—		13.8	—	—	(G)	13.8

Income from operations	80.5	—		80.5	3.5	1.6		85.6

Non-operating income (expense):
Interest expense	(44.0)	(18.5	)(A)	(62.5)	(4.1)	4.1	(F)	(62.5)
Other income (expense), net	(0.7)	—		(0.7)	0.3	—		(0.4)

Income before income taxes	35.8	(18.5)		17.3	(0.3)	5.7		22.7
Income tax provision (benefit)	14.2	(7.4	)(B)	6.8	—	2.3	(B)	9.1

Net income	$21.6	$(11.1)		$10.5	$(0.3)	$3.4		$13.6

See accompanying Notes to Unaudited Pro Forma Combined Statement of Operations

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(A)

Reflects $18.5 million of additional interest expense due to (1) $18.0 million of interest on the $312 million term loan based on an assumed interest rate of 5.75%, and (2) $0.5 million of incremental amortization of deferred financing costs using the effective interest method over the term of the amended and restated credit agreement.

(B)	Reflects the related tax impact of the pro forma adjustments assuming a 40% effective tax rate.

(C)	Certain historical Falk financial information has been reclassified to conform with Rexnord’s presentation.

(D)

Reflects the elimination of $6.3 million of Falk pension and postretirement expenses for obligations not assumed by Rexnord. Of this total, $4.2 million was recorded in Cost of Sales, $1.4 million was recorded in Selling, General and Administrative Expenses, and $0.7 million was recorded in Restructuring and Other Similar Costs.

(E)

The $1.0 million of additional selling, general and administrative expenses reflects the estimated incremental costs to operate Falk under Rexnord’s ownership, net of the elimination of allocated UTC corporate expenses.

(F)	Reflects the elimination of $4.1 million of Falk interest expense on obligations not assumed by Rexnord.

(G)

We have engaged a third-party appraiser to value the acquired Falk intangible assets. However, the fair value of these intangible assets is not yet determinable as the appraisals are still in process and we do not yet have reliable preliminary estimates. Accordingly, no pro forma adjustments to record or amortize acquired intangibles have been reflected in the pro forma combined financial information. The amount of amortization of acquired intangibles that ultimately will be recorded will be based on the final third-party appraisals.

(H)

Reflects the depreciation of the $35.0 million fair value step-up of property, plant and equipment on a straight-line basis over their estimated weighted average useful lives. This amount is an estimate and may change once the preliminary appraisals used to value the acquired property, plant and equipment are finalized.

Rexnord Corporation

Unaudited Pro Forma Combined Balance Sheet

March 31, 2005

(dollars in millions)

	Historical Rexnord Corporation	Adjustments for Debt Issuance		Pro Forma After Debt Issuance	Historical The Falk Corporation (C)	Adjustments for Acquisition		Pro Forma Combined After Debt Issuance and Acquisition
Assets
Current assets:
Cash	$26.3	$303.4	(A)	$329.7	$7.0	$(301.4	)(G)	$35.3
Receivables, net	127.7	—		127.7	40.9	—		168.6
Inventories	127.7	—		127.7	35.2	8.6	(B)	171.5
Deferred income taxes	—	—		—	5.3	(5.3	)(D)	—
Other current assets	18.1	—		18.1	0.7	—		18.8
Total current assets	299.8	303.4		603.2	89.1	(298.1)		394.2

Property, plant and equipment, net	263.9	—		263.9	74.8	35.0	(B)	373.7
Intangible assets, net	111.3	—		111.3	—	—	(E)	111.3
Goodwill	575.1	—		575.1	120.7	(120.7	)(D)	699.5
						124.4	(G)
Other assets	27.3	8.6	(A)	35.9	91.3	(88.2	)(D)	39.0
Total assets	$1,277.4	$312.0		$1,589.4	$375.9	$(347.6)		$1,617.7

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$3.3	$—		$3.3	$—	$—		$3.3
Affiliate notes and payables	—	—		—	140.8	(140.8	)(D)	—
Trade payables	78.3	—		78.3	15.2	—		93.5
Income taxes payable	3.7	—		3.7	8.9	(8.9	)(D)	3.7
Deferred income taxes	12.8	—		12.8	—	—		12.8
Compensation and benefits	32.6	—		32.6	6.1	0.6	(F)	39.3
Current portion- pension obligations	13.6	—		13.6	—	—		13.6
Current portion- postretirement benefit obligations	5.7	—		5.7	—	—		5.7
Other current liabilities	30.9	—		30.9	6.3	(0.7	)(D)	36.5
Total current liabilities	180.9	—		180.9	177.3	(149.8)		208.4

Long-term debt	503.4	312.0	(A)	815.4	—	—		815.4
Pension obligations	75.8	—		75.8	10.6	(10.6	)(D)	75.8
Postretirement benefit obligations	34.2	—		34.2	4.5	(4.5	)(D)	34.2
Deferred income taxes	50.2	—		50.2	40.0	(40.0	)(D)	50.2
Other liabilities	8.2	—		8.2	2.0	(1.2	)(D)	9.0
Total liabilities	852.7	312.0		1,164.7	234.4	(206.1)		1,193.0

Stockholders’ equity:
Common stock	0.1	—		0.1	—	—		0.1
Additional paid in capital	361.6	—		361.6	—	—		361.6
Retained earnings	45.4	—		45.4	—	—		45.4
Acc. other comprehensive income	17.6	—		17.6	—	—		17.6
UTC investment	—	—		—	141.5	(141.5	)(G)	—
Total stockholders’ equity	424.7	—		424.7	141.5	(141.5)		424.7
Total liabilities and stockholders’ equity	$1,277.4	$312.0		$1,589.4	$375.9	$(347.6)		$1,617.7

See accompanying Notes to Unaudited Pro Forma Combined Balance Sheet

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(A)	Reflects the issuance of the $312 million term loan and the payment of $8.6 million of related deferred financing costs.

(B)

To adjust acquired Falk inventories and property, plant and equipment to estimated fair value. The $35.0 million adjustment to property, plant and equipment was based on preliminary third-party appraisals. This amount is a preliminary estimate and may change once the appraisals are finalized. The $8.6 million adjustment to inventory represents the elimination of Falk’s historical LIFO reserve. Additional adjustments to state acquired inventories at fair value may be necessary once our analysis is complete.

(C)	Certain historical Falk financial statement amounts have been reclassified to conform with Rexnord presentation.

(D)

Reflects the elimination of certain Falk assets and liabilities not acquired/assumed in the acquisition. These assets and liabilities consist primarily of current and deferred income taxes, pension and postretirement obligations, and affiliate notes and payables.

(E)

We have engaged a third-party appraiser to value the acquired Falk intangible assets. However, the fair value of these intangible assets is not yet determinable as the appraisals are still in process and we do not yet have reliable preliminary estimates. Accordingly, no pro forma adjustments to record acquired intangibles have been reflected in the pro forma combined balance sheet. The amount of acquired intangible assets that ultimately will be recorded will be based on the final third-party appraisals.

(F)	To accrue for certain miscellaneous liabilities directly related to the acquisition. Additional liabilities may ultimately be recorded once our Falk integration plans are finalized.

(G)	To eliminate historical Falk equity and record goodwill resulting from the acquisition based on the following computations, estimates and assumptions:

Purchase price:	$295.0
Plus transaction costs	6.4
Total purchase price:	301.4

Less fair value of net assets acquired
Net assets per historical Falk balance sheet	141.5
Eliminate historical Falk assets and liabilities not acquired/assumed, including historical goodwill	(7.5)
Fair value adjustments and miscellaneous liabilities related to the acquisition	43.0
Fair value of net assets acquired	177.0

Equals: Goodwill resulting from the acquisition	$124.4